Exhibit 99.2
Under Armour: Fourth Quarter 2014 Earnings Call, February 4, 2015 (Brad Dickerson)

Thanks, Kevin. I would now like to spend some time discussing our fourth quarter and full year 2014 financial results followed by our updated outlook for 2015.

Our net revenues for the fourth quarter of 2014 increased 31% to $895 million. For the full year, net revenues increased 32% to $3.08 billion, which compared to our most recent full year guidance of $3.03 billion. As Kevin outlined, this $3 billion milestone was comprised of strong results across all of our growth drivers with Apparel up 30%, Direct-to-Consumer up 32%, Footwear up 44%, and International up 96%.

Focusing on the fourth quarter, we grew the Apparel category 30% to $708 million compared to $546 million in the prior year's quarter. Similar to the third quarter, our platform innovations of Storm, ColdGear Infrared, and Charged Cotton were key volume drivers across the category, while new innovation like this year's MagZip showcased our ongoing ability to bring value to the consumer. Areas of particular strength within Apparel include Training, Golf, Outdoor, and Studio.

Fourth quarter Footwear net revenues increased 55% to $86 million from $55 million in the prior year, representing approximately 10% of net revenues for the period. We continued to see success in running footwear across a broader price spectrum, including the $100 SpeedForm Apollo, driving market shares gains within our core sporting goods distribution. Basketball also continued to gain momentum, most notably around the $125 ClutchFit Drive. These categories, along with our ongoing strength in areas such as cleated and slides, positioned Under Armour as the number two overall footwear brand in some of our top wholesale accounts in 2014.

Our Accessories net revenues during the fourth quarter increased 22% to $79 million from $65 million last year. Growth during the quarter was primarily driven by headwear offerings and gloves.

Our global Direct-to-Consumer net revenues increased 27% for the quarter, representing approximately 38% of net revenues. Within North America our Factory House square footage grew 17% year-over-year. This growth reflects a total of 125 Factory House stores at the end of the year, up 7% from the end of 2013, as well as the upsizing of 14 existing locations during the year. On the full-price side, we remained at five Brand House stores in North America.

In our E-Commerce channel, where we continue to see a migration of traffic from desktop to mobile devices, we were encouraged by the conversion improvements from our new responsive site launched at the end of September. We also followed up our third quarter launches of local E-Commerce sites in the UK, Germany, and France with the fourth quarter debut of our site in Singapore, which is our first site in Southeast Asia.

International net revenues increased 123% to $82 million in the fourth quarter and represented 9% of total net revenues.

•	In the EMEA region, we saw continued strength in our three key markets in Europe - the UK, Germany, and France - and commenced our new distributor agreement covering the Middle East.

•	In Asia-Pacific, we remain focused on accelerating growth with both wholesale accounts and distributors, including partner store openings throughout Greater China and Southeast Asia.

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Finally in Latin America, our business benefited from the early 2014 conversion of our Mexico distributor to an Under Armour subsidiary and our market expansions into Brasil and Chile. This included our first South American Brand House store which opened in Santiago, Chile during the fourth quarter.

Moving on to margins, fourth quarter gross margins contracted 140 basis points to 49.9% compared with 51.3% in the prior year's quarter. Three primary factors contributed to this performance during the quarter.

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First, as discussed on our prior call, our sales mix adversely impacted gross margins by approximately 90 basis points for the period, primarily reflecting a higher mix of International net revenues, including the introduction of new, lower-margin distributor businesses during the fourth quarter.

•	Second, the strengthening of the U.S. dollar negatively impacted gross margins by approximately 20 basis points for the period.

•	Finally, higher freight costs to better meet customer demand negatively impacted gross margins by approximately 20 basis points in the period.

Selling, general and administrative expenses as a percentage of net revenues leveraged 330 basis points to 33.6% in the fourth quarter of 2014 from 36.9% in the prior year's period. As a reminder, we incurred higher incentive compensation expenses in last year's fourth quarter, which was the primary contributor of leverage in each of our four SG&A buckets. Additional SG&A details are as follows:

•	First, Marketing costs decreased to 8.4% of net revenues for the quarter from 8.9% in the prior year period.

•	Second, Selling costs decreased to 11.0% of net revenues for the quarter from 11.6% in the prior year period.

•	Third, Product Innovation and Supply Chain costs decreased to 8.4% of net revenues for the quarter from 9.0% in the prior year period.

•	Finally, Corporate Services decreased to 5.8% of net revenues for the quarter from 7.4% in the prior period, inclusive of closing costs for the MapMyFitness acquisition in the prior year period.

Operating income for the fourth quarter increased 49% to $146 million compared with $98 million in the prior year period. For the full year, operating income increased 34% to $354 million, compared to our most recent guidance of $348 million. Operating margin expanded 190 basis points during the quarter to 16.3% compared to 14.4% in the prior year period. For the full year, operating margin expanded 10 basis points to 11.5% compared to 11.4% in 2013.

Interest and other expense for the fourth quarter increased to $4 million compared with $1 million in the prior year period, primarily reflecting the negative impact of foreign currency along with increased interest expense from our additional term debt.

Our fourth quarter tax rate of 38.3% was unfavorable to the 34.0% rate last year, primarily driven by the timing of a state tax credit received in the fourth quarter of 2013. Our full year effective tax rate of 39.2% was higher than the 37.8% rate from 2013, primarily due to increased international investments and the lapping of a state tax credit.

Our fourth quarter net income increased 37% to $88 million compared to $64 million in the prior year period. Diluted earnings per share increased 35% to $0.40 compared to $0.30 in the prior year period. Full year diluted earnings per share increased 27% to $0.95 compared to $0.75 in 2013.

On the balance sheet, total cash and cash equivalents at year-end increased 71% to $593 million compared with $347 million at December 31, 2013. Total debt increased to $284 million from $153 million at December 31, 2013. Both our cash and debt positions reflect an additional $100 million term loan drawn during the fourth quarter used primarily for the closing on the $85 million Endomondo acquisition in early January. Inventory at year-end increased 14% to $537 million compared to $469 million at December 31, 2013.

Looking at our cash flows, our investment in capital expenditures was approximately $59 million for the fourth quarter and approximately $145 million for 2014.

Now moving onto 2015. We have three factors driving our updated outlook: first, the impact of the two new Connected Fitness businesses we are acquiring; second, the negative impact of the strengthening dollar on our international results; and third, the continued strength of our existing business.

Starting with revenues, we are maintaining our prior guidance of approximately 22% net revenue growth. It should be noted this is off of a higher number compared to three months ago, as we exceeded our most recent 2014 target by nearly $55 million. This growth rate takes into account the strengthening of the U.S. dollar over the past 90 days which has negatively impacted our 2015 net revenues forecast by approximately 1 percentage point from our prior guidance. However, revenues from the Connected Fitness acquisitions are expected to largely offset this currency impact.

As stated in our previous guidance, we expect solid growth across all of our growth drivers led by continued outperformance in our Footwear and International businesses. We expect the year over year growth rates across each of the quarters in 2015 to be relatively consistent, except for the fourth quarter, where we will be lapping strong international growth including new market entries.

Now moving on to operating income. We are now planning 2015 operating income in the range of $397 millon to $407 million, representing growth of 12% to 15%. This change from our prior guidance of operating income growth of 22% is largely due to the impact of our two Connected Fitness acquisitions.

We estimate 90 basis points of operating margin dilution from these acquisitions, mostly within SG&A, offset with a slight gross margin benefit. There are three components of this:

•	First, one-time deal closing costs recorded in the first quarter are expected to impact the full year by approximately 20 basis points.

•	Second, operating losses from the operations of the two businesses we are acquiring are expected to impact the full year by approximately 40 basis points.

•	Third, the intangible assets generated from the acquisitions will result in non-cash amortization charges which are expected to impact the full year by approximately 30 basis points.

The recent strengthening of the U. S. Dollar also has had a negative impact on our 2015 operating income guidance, specifically in our gross margin line as we purchase the majority of our inventory for our international businesses in U.S. dollars. This has created an incremental 50 basis point impact to operating margin just from the time of our prior guidance. We anticipate to offset this currency impact through targeted improvements in gross margin and SG&A. Our current guidance assumes no further significant strengthening of the U.S. Dollar compared to current exchange rates.

From a gross margin standpoint, we believe we can still generate a modest improvement from last year's 49.0% level, despite foreign currency headwinds, given ongoing supply chain opportunities as the year progresses. Relative to timing we expect this improvement to be generally consistent throughout the year.

On SG&A, we expect expense deleverage mainly driven by the Connected Fitness acquisitions. The rate of SG&A expense deleverage is expected to gradually ease throughout the year from approximately 200 basis points deleverage during the first quarter. Factors weighing on expenses during the first quarter include higher year-over-year marketing expenses to support our first Brand Holiday of 2015 as well as the one-time deal closing costs for the Connected Fitness acquisitions.

Below the operating line, we expect higher year-over-year interest expense for the funding of our Connected Fitness acquisitions. We anticipate funding these acquisitions through cash on hand and an expanded term loan and revolving credit facility. The full year effective tax rate is now expected to be slightly higher than our 2014 effective rate of 39.2%. The impact of the strong dollar on our international results is negatively impacting our 2015 effective tax rate in excess of 100 basis points. Our 2015 fully diluted share count is expected to be approximately 220 million.

Finally, as we indicated with our preliminary 2015 guidance in October, we expect elevated capital expenditures during the year. Part of this acceleration includes combined investments of approximately $90 million for our new domestic distribution center and the expansion of our corporate headquarters in Baltimore. We also expect elevated capital expenditures tied to our global retail expansion. In total, we are currently planning 2015 capital expenditures in the range of $280 million to $290 million.

In conclusion, 2015 has developed into an important investment year for our company as we create the world's largest digital health & fitness community. We believe these investments will enhance and support our growth drivers and drive long term value for our shareholders. Even after factoring in the dilutive impact on 2015, we believe that our forward three-year operating income CAGR though 2017 will be in-line with the 22% growth rate level that we provided in our prior 2015 guidance. We will provide specific long-term guidance at our Investor Day targeted for September 16th.

We would now like to open the call for your questions. We ask that you limit your questions to two per person, so we can get to as many of you as possible. Operator?

Forward Looking Statements
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